UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported

Filed pursuant to Section 16(e) of the Securities
And Exchange Act of 1934, Section 17(a) of the
Public Utility Holding Company Act of 1935 or Section
30(h) of the Investment Company Act of 1940

1. Name and Address of Reporting Person(s)
   NANCE, DAVID G.
   301 Congress Avenue, Suite 1850
   Austin, Texas 78701

2. Issuer Name and Ticker or Trading Symbol
   INTROGEN THERAPEUTICS, INC. (INGN)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   01/2003

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
       President and Chief Executive Officer

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person


















Table I  (Part 1) Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1)Title of Security   2)Trans-   2A)      3)Trans-     4)Securities
                      action     Deemed   action       Acquired (A)
                      Date       Execu-   Code         or Disposed
                      (Month/    tion                  of (D)
                      Day/       Date
                      Year)      if any
                                 (Month/                     (A)
                                 Day/                 	 or
					   Year) 	Code  V     Amount (D)  Price
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


Table I (Part 2)
-----------------------------------------
5)Amount of    6)Owner-   7) Nature
Securities     ship       of Indir-
Beneficial-    Form:      ect Bene-
ly Owned       Direct     ficial
at the end     (D)or      Owner-
of Issuers     Indirect   ship
Fiscal Year    (I)
----------------------------------------


----------------------------------------




















Table II  (Part 1) Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1)Title  2)Conver- 3)Trans- 3A)    4)Trans-   5)Number  6)Date Exer-
of       sion      action   Deemed action     of Deriv- cisable and
Deriv-   or Exer-  Date     Exe-   Code       ative     Expiration
ative    cise      (Month/  cution            Securi-   Date (Month/
Security Price of  Day/     Date,             ties Ac-  Day/Year)
         Deriv-    Year)    if any            quired
         ative              (Month/           (A) or
         Security           Day/              Disposed
                            Year)             of (D)
                                                        Date
                                                        Exer-      Expir-
                                                        cis-       ation
                                   Code V    (A)  (D)   able       Date
--------------------------------------------------------------------------------
Incen-   $2.30     08/01/02        A         60,000      8/01/02   7/31/12
tive
Stock
Option
--------------------------------------------------------------------------------

Table II (Part 2)
-----------------------------------------------------------

7)Title and      8)Price 9)Number  10) Owner- 11) Nature
Amount of        of      of deriv- ship of    of Indir-
Underlying       Deriv-  ative     Deriva-    ect Bene-
Securities       ative   Secur-    tive Sec-  ficial
                 Secur-  ities     urity      Owner-
                 ity     Benefi-   Direct (D) ship
                         cially    or Indir-
                         Owned     ect (I)
       Amount            at end
       or                of Year
       Number
       of
Title  Shares
------------------------------------------------------------

common  60,000           610,840   D
stock
------------------------------------------------------------


Explanation of Responses:



SIGNATURE OF REPORTING PERSON
/s/ DAVID G. NANCE
------------------------------
DAVID G. NANCE
**Signature of Reporting Person

DATE 02/12/2003

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form,
one of which must be manually signed.
If space is insufficient, See Instruction 6 for procedure.